Exhibit 99.1

Quanterix Releases Operating Results for First Quarter 2023

BILLERICA, Mass.- May 9, 2023 - Quanterix Corporation (NASDAQ: QTRX), a company fueling scientific discovery through ultrasensitive biomarker detection, today announced financial results for the three months ended March 31, 2023.

“Our corporate transformation initiated in August 2022 to maximize Quanterix’s full potential is on track. We remain confident that we have taken the right steps to build a strong foundation in preparation for future growth,” said Masoud Toloue, President and Chief Executive Officer of Quanterix. “This progress takes on added importance with the FDA’s recent decision to approve tofersen for the treatment of superoxide dismutase 1 amyotrophic lateral sclerosis, in large part based on strong surrogate neurofilament light chain biomarker data. This decision adds significant momentum to the use of biomarkers for predicting disease severity and clinical benefit in neurodegenerative diseases, and we believe Quanterix will continue to be at the forefront of these developments.”

First Quarter 2023 Financial Highlights

●	Q1 total revenue was $28.5 million versus prior year Q1 of $29.6 million, a decrease of 4% driven by a decline in instrument revenue. Q1 total revenue increased 10% from Q4 2022 driven by increased consumable revenue.
●	Gross margin, a key success indicator of the strategic realignment, saw strong quarter over quarter improvement. Q1 2023 GAAP gross margin was 59.5% versus Q1 2022 GAAP gross margin of 49.3% and Q4 2022 GAAP gross margin of 48.8%. Q1 2023 non-GAAP gross margin was 53.1% versus Q1 2022 non-GAAP gross margin of 43.2% and Q4 2022 non-GAAP gross margin of 41.3%.
●	Q1 net loss was $6.1 million versus prior year Q1 of $18.2 million, a decrease of 66%.
●	Cash burn for Q1 was $9.1 million, leaving us with $329.4 million of unrestricted cash as of March 31, 2023.

For additional information on the non-GAAP financial measures included in this press release, please see “Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

2023 Business Highlights

•

In January 2023, the Company expanded its lab developed test (LDT) menu with the launch of an NfL LDT, which can be used as an aid in the evaluation of individuals for possible neurodegenerative conditions or other causes of neuronal or central nervous system damage. Quanterix’s Simoa NfL is the most widely published NfL test with hundreds of research papers, demonstrating its validity for assessing neuronal damage, and Simoa NfL has become widely adopted in therapeutic clinical trial designs. We believe the recent FDA approval of tofersen, which relied on neurofilament light chain biomarker data, also validates the importance of this test.

•

The Company participated in the 2023 Alzheimer’s Disease/Parkinson’s Disease conference in Gothenburg Sweden. Simoa-based biomarkers were highlighted in more than 11 panel discussions and over 30 poster presentations.

•

Published discoveries enabled through Quanterix’s Simoa technology continue to illustrate industry reliance on the Company’s ultra-sensitive technology for breakthrough discovery in research and clinical applications. The technology was highlighted in more than 140 new publications in the first quarter 2023, bringing total Simoa-specific inclusions to over 2,200 as of March 31, 2023.

Full Year Business Outlook

We have made a modest increase to our guidance for the full year 2023. We expect revenues to be in the range of $104 to $111 million. We expect GAAP gross margin percentage to be in the high 40s and non-GAAP gross margin percentage to be in the mid 40s. Expected cash burn for 2023 is unchanged, and we expect an approximately 10% improvement over 2022.

Conference Call

In conjunction with this announcement, Quanterix Corporation will host a conference call on May 9, 2023 at 4:30 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by pre-registering here and obtaining a dial-in number and passcode.

A live webcast will also be available at: https://edge.media-server.com/mmc/p/n9hbuqvf. You may also access the live webcast by visiting the News & Events page within the Investors section of the Quanterix website at www.quanterix.com. The webcast will be available on the Company’s website for one year following completion of the call.

Financial Highlights

Quanterix Corporation

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
Product revenue	$19,287	$20,656
Service and other revenue	8,579	8,810
Collaboration revenue	368	86
Grant revenue	222	—
Total revenue	28,456	29,552
Costs of goods sold:
Cost of product revenue	7,033	10,746
Cost of service and other revenue	4,497	4,247
Total costs of goods sold and services	11,530	14,993
Gross profit	16,926	14,559
Gross margin	59.5%	49.3%
Operating expenses:
Research and development	4,720	7,034
Selling, general and administrative	20,883	25,712
Other lease costs	776	—
Restructuring	(33)	—
Total operating expenses	26,346	32,746
Loss from operations	(9,420)	(18,187)
Interest income (expense), net	3,449	52
Other income (expense), net	8	(217)
Loss before income taxes	(5,963)	(18,352)
Income tax (expense) benefit	(140)	199
Net loss	$(6,103)	$(18,153)
Net loss per share, basic and diluted	$(0.16)	$(0.49)
Weighted-average common shares outstanding, basic and diluted	37,326,559	36,850,894

Quanterix Corporation

Condensed Consolidated Balance Sheets

(Unaudited and in thousands)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$329,354	$338,740
Accounts receivable, net	22,546	19,017
Inventory	17,070	16,786
Prepaid expenses and other current assets	7,002	6,860
Total current assets	375,972	381,403
Restricted cash	2,920	2,597
Property and equipment, net	19,056	20,162
Intangible assets, net	7,129	7,516
Right-of-use assets	20,891	21,223
Other non-current assets	1,345	1,298
Total assets	$427,313	$434,199
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,585	$3,836
Accrued compensation and benefits	4,880	10,658
Other accrued expenses	4,624	4,747
Deferred revenue	10,682	8,644
Short-term lease liabilities	3,875	2,687
Other current liabilities	291	386
Total current liabilities	26,937	30,958
Deferred revenue, net of current portion	1,419	1,415
Long-term lease liabilities	40,409	41,417
Other non-current liabilities	1,216	1,469
Total liabilities	69,981	75,259
Total stockholders’ equity	357,332	358,940
Total liabilities and stockholders’ equity	$427,313	$434,199

Use of Non-GAAP Financial Measures

To supplement its financial statements presented on a GAAP basis, the Company presents non-GAAP gross profit and non-GAAP gross margin, which are calculated by including shipping and handling costs for product sales within cost of goods sold instead of within selling, general and administrative expenses. Management uses these non-GAAP measures to evaluate the Company’s operating performance in a manner that allows for meaningful period-to-period comparison and analysis of trends between the Company’s business and its competitors. Management believes that presentation of non-GAAP gross margin provides useful information to investors in assessing the Company’s operating performance within its industry and in order to allow comparability to the presentation of other companies in its industry where shipping and handling costs are included in cost of goods sold for products. Management also uses non-GAAP gross margin as a factor in assessing the Company’s progress against the strategic business realignment plan. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for, the financial information presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these pro-forma measures to their most directly comparable GAAP financial measures set forth below.

Reconciliation of GAAP to Non-GAAP Financial Measures

Quanterix Corporation

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(Unaudited and in thousands, except percentages)

	Three Months Ended,		Three Months Ended,
	March 31, 2023	March 31, 2022	March 31, 2023	December 31, 2022
GAAP gross profit	$16,926	$14,559	$16,926	$12,592
Shipping and handling costs (1)	(1,829)	(1,781)	(1,829)	(1,926)
Non-GAAP gross profit	$15,097	$12,778	$15,097	$10,666

GAAP Revenue	28,456	29,552	28,456	25,824
GAAP Gross margin (GAAP gross profit as % of revenue)	59.5%	49.3%	59.5%	48.8%
Non-GAAP gross margin (non-GAAP gross profit as % of revenue)	53.1%	43.2%	53.1%	41.3%

GAAP total operating expenses	$26,346	$32,746	$26,346	$34,547
Shipping and handling costs (1)	(1,829)	(1,781)	(1,829)	(1,926)
Non-GAAP total operating costs	$24,517	$30,965	$24,517	$32,621

GAAP loss from operations	$(9,420)	$(18,187)	$(9,420)	$(21,955)
Non-GAAP loss from operations	$(9,420)	$(18,187)	$(9,420)	$(21,955)

(1)	Shipping and handling costs, which include freight and other activities costs associated with product shipments, net of charges passed on to the customer, are captured within operating expenses in our consolidated statements of operations. During the three months ended March 31, 2023 and 2022, we incurred $1.8 million and $1.8 million, respectively, of shipping and handling costs recorded within operating expenses. During the three months ended December 31, 2022, we incurred $1.9 million of shipping and handling costs within operating expenses.

About Quanterix

From discovery to diagnostics, Quanterix’s ultrasensitive biomarker detection is driving breakthroughs only made possible through its unparalleled sensitivity and flexibility. The Company’s Simoa ® technology has delivered the gold standard for earlier biomarker detection in blood, serum or plasma, with the ability to quantify proteins that are far lower than the Level of Quantification (LoQ). Its industry-leading precision instruments, digital immunoassay technology and CLIA-certified Accelerator laboratory have supported research that advances disease understanding and management in neurology, oncology, immunology, cardiology and infectious disease. Quanterix has been a trusted partner of the scientific community for nearly two decades, powering research published in more than 2,200 peer-reviewed journals. Find additional information about the Billerica, Massachusetts-based company at https://www.quanterix.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," "intend" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements about Quanterix’ financial performance, including anticipated progress associated with Quanterix’ strategic business alignment plan, and are subject to a number of risks, uncertainties and assumptions. Forward-looking statements in this news release are based on Quanterix’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause Quanterix’ actual results to differ from those expressed or implied in the forward-looking statements in this press release include, but are not limited to, those described in “Part I, Item 1A, “Risk Factors” in Quanterix’ Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 6, 2023. Except as required by law, Quanterix assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts

Media:

PAN Communications

Maya Nimnicht
510-334-6273

quanterix@pancomm.com

Investor Relations:

Amy Achorn
(978) 488-1854

ir@quanterix.com